FOR IMMEDIATE RELEASE

CONTACT:            William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2003 RESULTS

SEATTLE—(BUSINESS WIRE)—March 11, 2004—Fisher Communications (Nasdaq: FSCI) today announced its financial results for the fourth quarter and full-year 2003.

Consolidated net income for the fourth quarter of 2003 was $19,759,000, or $2.30 per share, including a loss from continuing operations of $6,040,000, or $.70 per share, and income from discontinued operations of $25,799,000, or $3.00 per share.

Fourth quarter 2003 results from continuing operations include the after tax effects of a net loss on derivative instruments amounting to $4,695,000 and loss from expensing deferred loan costs relating to early extinguishment of long-term debt that was repaid during the fourth quarter amounting to $1,404,000, as well as revisions of estimated income tax liabilities that increased net income by $1,300,000.

Fourth quarter results from discontinued operations include the after tax effects of gains on the sales of two television stations located in Georgia, two radio stations located in Portland, Oregon, and two commercial real estate properties located in the Seattle area, as well as the results of those operations through the dates of sale. Fourth quarter discontinued operations also include loss from the operations and sale of the property management business formerly operated by Fisher Properties Inc.

Consolidated net income for the year ended December 31, 2003 was $8,228,000, or $.96 per share, including a loss from continuing operations of $14,804,000, or $1.72 per share, and income from discontinued operations of $23,032,000, or $2.68 per share.

Full-year 2003 results from continuing operations include the after tax effects of a net loss on derivative instruments amounting to $4,402,000 and gain on sales of marketable securities amounting to $2,341,000, as well as the loss from expensing deferred loan costs relating to early extinguishment of long-term debt and the revisions of estimated income tax liabilities mentioned above.

In addition to the gains reported in the fourth quarter, full-year 2003 results from discontinued operations include the results of the operations sold through the dates of sale, as well as losses resulting from closure of two business operated by the media services subsidiary earlier in the year.

The Company used the net proceeds from the sales of the broadcasting and commercial real estate properties to reduce its long-term debt from the end of 2002 by more than 50%, to $129,000,000 at year-end 2003.

Consolidated net loss for the year ended December 31, 2002 was $66,746,000. 2002 results included loss from continuing operations amounting to $7,546,000, income from discontinued operations of $5,173,000, and cumulative effect of change in accounting principle in the amount of $64,373,000, net of income taxes, resulting from an impairment charge related to goodwill at five of the Company’s television reporting units.

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Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 10 network-affiliated television stations are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. Other operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza.